                                                           EXHIBIT 1A(5)(a)(iii)


                          [LOGO OF SAGE APPEARS HERE]

                      SAGE LIFE ASSURANCE OF AMERICA INC.
                     Member of Sage Insurance Group, Inc.

                                A Stock Company

Home Office                                              Customer Service Center
300 Atlantic Street                                            [P. O. Box 290680
Stamford, CT 06901                                       Wethersfield, CT 06109]
                                                                [1-877-TEL-SAGE]

PLEASE READ THIS CONTRACT CAREFULLY. This Contract is a legal contract between the Owner (you) and Sage Life Assurance of America, Inc. You have the rights described in the Contract. We agree to pay the Death Proceeds to the Beneficiary upon receipt of proof that an Insured died while coverage under this Contract is in force.

RIGHT TO EXAMINE THIS CONTRACT:

If for any reason you are not satisfied with this Contract, you may return it to us or the agent who sold it to you within 10 days after you receive it (the Free-Look Period). When we receive the returned Contract at our Customer Service Center, we will promptly refund you the Account Value plus any charges shown in the Schedule that we have deducted from the Account Value on or before the date the returned Contract was received by us at our Customer Service Center, or if greater and required by the law of your state, the initial purchase payment (minus any withdrawals).

The amount and duration of the death benefit and all payments and values, when based on the investment experience of the Variable Account, may increase or decrease, depending on this Contract's investment results and are not guaranteed as to dollar amount. All payments and values based on the Fixed Account may be subject to a Market Value Adjustment, the operation of which may cause such payments and values to increase or decrease.

                           /s/ [SIGNATURE ILLEGIBLE]

                                   Chairman

MODIFIED SINGLE PAYMENT COMBINATION FIXED AND VARIABLE LIFE INSURANCE CONTRACT
                     Limited purchase payment flexibility
   Death benefit payable at Insured's death while this Contract is in force
                               Nonparticipating

                               TABLE OF CONTENTS

SCHEDULE...................................................................   3
 TABLE OF GUARANTEED MONTHLY MAXIMUM COST OF INSURANCE RATES PER $1,000....   8
 TABLE OF GUARANTEED MONTHLY MAXIMUM COST OF INSURANCE RATES PER $1,000....   9
 TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES................................  10

DEFINITIONS................................................................  11

MAKING PURCHASE PAYMENTS...................................................  13

ACCOUNT VALUE..............................................................  14

VARIABLE ACCOUNT...........................................................  15

FIXED ACCOUNT..............................................................  17

TRANSFERS AMONG ACCOUNTS...................................................  19

SURRENDERING, OR WITHDRAWING PART OF YOUR ACCOUNT VALUE....................  19

BORROWING PART OF YOUR ACCOUNT VALUE.......................................  19

CHARGES....................................................................  20

OWNER AND BENEFICIARY......................................................  21

DEATH PROCEEDS.............................................................  21

GENERAL PROVISIONS.........................................................  22

SETTLEMENT OPTIONS.........................................................  24

                                   SCHEDULE


     Contract No.:

            Owner:                      Issue Date:

          Insured:                      Contract Date:

    Issue Age/Sex:                      Initial Purchase Payment   $

       Risk Class:                      Initial Insurance Amount:  $

This Schedule sets forth additional information that relates to the provisions in this Contract with the corresponding headings.

MAKING PURCHASE PAYMENTS
Additional purchase payments may be made at any time and in any amount necessary to avoid termination of this Contract. Other additional purchase payments may be made at any time after the first Contract Anniversary, subject to the following conditions:

     1.  each additional purchase payment must be at least $250;

     2.  only one purchase payment may be paid in any Contract Year;

     3.  the attained age of the Insured must be less than 81; and

     4. our prior approval is required before you make a purchase payment that causes the Account Value of all single payment or modified single payment Contracts that you maintain with us to exceed $1,000,000.

We reserve the right to require satisfactory evidence of insurability before we accept any additional purchase payment that increases the death benefit by more than it increases the Account Value.

The minimum reinstatement payment is the minimum purchase payment for which we would then issue a Contract based upon the Insured's attained age and risk class as of the effective date of the reinstated Contract.

No purchase payment, whether initial or additional, may be allocated such that any Sub-Account would have a value less than $250.

The Designated Sub-Account is the [Money Market Sub-Account].

VARIABLE ACCOUNT
The Variable Account for this Contract is [The Sage Variable Life Account A]. [It is a unit investment trust variable account.]

FIXED ACCOUNT
The Fixed Account for this Contract is [The Sage Fixed Interest Account A].

The Minimum Guaranteed Interest Rate is 3%.

The Minimum Deferral Interest Rate is 3%.

Index Rate: The Index Rate is the U.S. Treasury Constant Maturity Series as
reported in Federal Reserve Bulletin Release H.15.   We currently base the Index
Rate for a calendar week on the reported rate for the preceding calendar week. We reserve the right to set it less frequently but in no event less often than monthly.

A Fixed Sub-Account with a Guarantee Period longer than 7 years is not available in Oregon.

TRANSFERS AMONG ACCOUNTS
The minimum amount that can be transferred is $250. However, if less remains in a Sub-Account, that amount may be transferred. If a transfer request would reduce the Account Value remaining in a Sub-Account below $250, we will treat the transfer request as a request to transfer the entire amount.

Your transfer request must clearly state the Sub-Accounts from which and to which transfers are to be made.

We reserve the right to limit, upon notice, the maximum number of transfers you may make to one per calendar month or 12 per Contract Year.

Under a Settlement Option, we reserve the right to:

     1. disallow transfers from the Fixed Account to the Variable Account, or from the Variable Account to the Fixed Account; and

     2. limit the maximum number of transfers between Variable Sub-Accounts to 1 per Contract Year.

SURRENDERING, OR WITHDRAWING PART OF YOUR ACCOUNT VALUE
The Free Withdrawal Amount is the greater of (a) and (b) where:

     (a) is the excess of 10% of the total purchase payments over 100% of all prior withdrawals including any associated surrender charges and Market Value Adjustment incurred in that Contract Year; and

     (b) is the excess of the Account Value on the date of withdrawal over the unliquidated purchase payments.

The minimum amount that can be withdrawn is $250. If a withdrawal request would reduce the Account Value remaining in a Sub-Account below $250, we will treat the withdrawal request as a request to withdraw the entire amount.

If a requested withdrawal would reduce the Account Value below $5,000, we reserve the right to treat the request as a withdrawal of only the excess over $5,000.

Unless you specify otherwise, we will make withdrawals proportionately from all Sub-Accounts in which you are invested.

BORROWING PART OF YOUR ACCOUNT VALUE
The maximum loanable value is 90% of the Account Value less any surrender charge less any due and unpaid Monthly Deduction Amount, adjusted for any Market Value Adjustment.

The minimum loan amount is $250.

The Loan Interest Rate is 6%.

The minimum loan repayment amount is $250.

The Loan Credited Rate is a minimum of 4%. We may credit a higher rate to that portion of the Loan Account equal to the Free Withdrawal Amount.

CHARGES
Surrender Charge - A surrender charge may be imposed upon surrender of this Contract or when an Excess Withdrawal is made. The surrender charge is applied to each purchase payment and is a percentage of each purchase payment as follows:

                                                 Maximum
            Contract                        Surrender Charge
              Year                             Percentage
              ----                             ----------
                1                                  9%
                2                                  9%
                3                                  8%
                4                                  7%
                5                                  6%
                6                                  5%
                7                                  3%
                8+                                 0%


Transfer Charge - We reserve the right to charge a maximum of $25 for each transfer after the 12th in a Contract Year. Each request is considered to be one transfer regardless of the number of Sub-Accounts affected by the transfer. The transfer charge will be deducted proportionately from all Sub-Accounts from which transfers are made.

Administration Charge - $40 a year. This charge is incurred at the beginning of each Contract Year and deducted on each Contract Anniversary or upon surrender. The charge will be waived:

     .    if the Account Value is at least $50,000 at the time of deduction; or
     .    beginning on and after the 8th Contract Anniversary.

Asset-Based Charges - We deduct asset-based charges from your Account Value to compensate us for assuming mortality and expense risks, certain administrative expenses, certain distribution costs and certain state and Federal tax expenses. Asset-based charges are calculated as a percentage of the Account Value on the date of deduction. On the Contract Date, and monthly thereafter, the asset-based charges are deducted in proportion to the Sub-Accounts in which you are invested. The maximum charges are:

     Asset-Based Charges         Annual Charge         Monthly Charge
     -------------------         -------------         --------------
     Contract Years 1-10             1.80%               .150000%
     Contract Years 11+              1.30%               .108333%

We also reserve the right to deduct asset-based charges on the effective date of any allocation of purchase payment to the Sub-Accounts, based on the amount allocated, and based on the number of days remaining until the next date of deduction.

There are no purchase payment taxes in the state of Oregon.

Variable Sub-Account Charges - If proceeds are applied to a Settlement Option, we will deduct the asset-based charges above from the assets in each Variable Sub-Account supporting Variable Payments on a daily basis rather than as described above. The maximum charges are:


     Variable Sub-Account Charges       Annual Charge       Daily Charge
     ----------------------------       -------------       ------------
     Contract Years 1-10                    1.80%             .0049763%
     Contract Years 11+                     1.30%             .0035849%

Charge Deduction Rules - Unless specified above, charges are deducted from the Account Value [proportionately from all Sub-Accounts in which you are invested.]

SETTLEMENT OPTIONS
The minimum amount that can be applied under any Variable or Fixed Payment is $5,000.

The minimum payment is $100.

We currently allow assumed investment rates of 3% and 5%.

1983 Table "a" mortality table was used to calculate the income payments in the Settlement Option Table for Life and the Settlement Option Table for Joint and Last Survivor.

RIDERS
Accelerated Death Benefit Rider
The maximum Accelerated Benefit Amount is 50% of the Insurance Amount, but not greater than $500,000.

Accidental Death Benefit Rider
The maximum Accidental Death Benefit Amount is $250,000.

Change of Insured Rider
The minimum Attained Ages of the original and new Insureds as of the effective date of change must be 25.

The maximum Attained Ages of the original and new Insureds as of the effective date of change is 75.

The maximum Change of Insured Rider charge is $1.50 per $1,000 of death benefit.

                           Settlement Option Tables

Values for other ages, and for other payment periods, joint life combinations, or assumed investment rates that we offer are available on request. Monthly payments are shown for each $1,000 applied.

                  Settlement Option Table for a Fixed Period
                        Income Table for a Fixed Period

        Variable or Fixed Income Payment (3%)                                Variable Income Payment Only (5%)
 Fixed                 Fixed                 Fixed                 Fixed                 Fixed                 Fixed
 Period    Monthly     Period    Monthly     Period    Monthly     Period    Monthly     Period    Monthly     Period    Monthly
   Of       Income       Of       Income       Of       Income       Of       Income       Of       Income       Of       Income
   --                    --                    --                    --                    --                    --
Years      Payment     Years     Payment     Years     Payment     Years     Payment     Years     Payment     Years     Payment
-----     --------     -----     -------     -----     -------     -----     -------     -----     -------     -----     -------
                        11        $8.88        21       $5.33                              11       $9.81        21       $6.36
                        12         8.26        22        5.16                              12        9.19        22        6.19
                        13         7.73        23        5.00                              13        8.67        23        6.04
                        14         7.28        24        4.85                              14        8.23        24        5.91
  5          17.95      15         6.89        25        4.72         5        18.82       15        7.85        25        5.78
  6          15.18      16         6.54        26        4.60         6        16.05       16        7.52        26        5.67
  7          13.20      17         6.24        27        4.49         7        14.08       17        7.23        27        5.56
  8          11.71      18         5.98        28        4.38         8        12.61       18        6.97        28        5.47
  9          10.56      19         5.74        29        4.28         9        11.46       19        6.74        29        5.38
  10          9.64      20         5.53        30        4.19         10       10.55       20        6.54        30        5.30

                       Settlement Option Table for Life

                Variable or Fixed Monthly Income Payments                     Variable Monthly Income Payments Only
                                     (3%)                                                       (5%)
                                  Male/Female        Male/Female                            Male/Female        Male/Female
   Age        Male/Female          10 Years           20 Years          Male/Female          10 Years           20 Years
   ---                             --------           --------                               --------           --------
               Life Only           Certain            Certain            Life Only           Certain            Certain
               ---------           -------            -------            ---------           -------            -------
   50          $  4.28 / 3.92       $4.24 / 3.90       $4.10 / 3.84      $  5.51 / 5.14       $5.44 / 5.11       $5.27 / 5.03
   55             4.72 / 4.27        4.64 / 4.24        4.40 / 4.12         5.93 / 5.47        5.82 / 5.42        5.54 / 5.28
   60             5.31 / 4.74        5.17 / 4.68        4.73 / 4.45         6.50 / 5.92        6.32 / 5.83        5.83 / 5.58
   65             6.13 / 5.38        5.84 / 5.25        5.04 / 4.81         7.33 / 6.55        6.96 / 6.38        6.10 / 5.90
   70             7.28 / 6.29        6.65 / 6.00        5.29 / 5.14         8.49 / 7.45        7.33 / 7.09        6.32 / 6.19
   75             8.90 / 7.62        7.53 / 6.92        5.43 / 5.37        10.12 / 8.80        8.57 / 7.98        6.46 / 6.40
   80            11.19 / 9.62        8.37 / 7.93        5.50 / 5.48       12.45 / 10.83        9.36 / 8.94        6.52 / 6.50
   85           14.36 / 12.63        9.00 / 8.77        5.52 / 5.52       15.67 / 13.89        9.95 / 9.74        6.54 / 6.53

           Settlement Option Income Table for Joint and Last Survivor

                               Variable or Fixed            Variable Only
                                     (3%)                        (5%)
         Male/Female             Monthly Income            Monthly Income
      Age of Each Payee              Payment                   Payment
      -----------------              -------                   -------
            50/50                     $3.62                      4.83
            55/55                      3.89                      5.07
            60/60                      4.25                      5.40
            65/65                      4.75                      5.87
            70/70                      5.43                      6.53
            75/75                      6.42                      7.50
            80/80                      7.84                      8.92
            85/85                      9.89                     10.98

          TABLE OF GUARANTEED MONTHLY MAXIMUM COST OF INSURANCE RATES
                                  PER $1,000


                          MALE - STANDARD RISK CLASS

   Attained       Monthly       Attained      Monthly      Attained      Monthly        Attained      Monthly
     Age           Rate           Age          Rate          Age          Rate            Age          Rate
     ---           ----           ---          ----          ---          ----            ---          ----
       0          0.2194           25         0.1460          50          0.5852           75          5.7847
       1          0.0859           26         0.1434          51          0.6381           76          6.3595
       2          0.0825           27         0.1426          52          0.6968           77          6.9577
       3          0.0809           28         0.1418          53          0.7640           78          7.5852
       4          0.0775           29         0.1434          54          0.8380           79          8.2619
       5          0.0734           30         0.1460          55          0.9180           80          9.0119
       6          0.0692           31         0.1501          56          1.0030           81          9.8582
       7          0.0650           32         0.1560          57          1.0932           82         10.8223
       8          0.0625           33         0.1626          58          1.1894           83         11.9024
       9          0.0617           34         0.1710          59          1.2942           84         13.0775
      10          0.0625           35         0.1810          60          1.4109           85         14.3247
      11          0.0675           36         0.1935          61          1.5430           86         15.6263
      12          0.0767           37         0.2077          62          1.6923           87         16.9762
      13          0.0892           38         0.2236          63          1.8597           88         18.3754
      14          0.1034           39         0.2420          64          2.0454           89         19.8343
      15          0.1184           40         0.2629          65          2.2459           90         21.3788
      16          0.1326           41         0.2854          66          2.4605           91         23.0518
      17          0.1434           42         0.3097          67          2.6886           92         24.9371
      18          0.1518           43         0.3365          68          2.9344           93         27.2442
      19          0.1568           44         0.3649          69          3.2068           94         30.4453
      20          0.1585           45         0.3950          70          3.5147           95         35.4922
      21          0.1585           46         0.4277          71          3.8670           96         44.5151
      22          0.1568           47         0.4620          72          4.2723           97         62.8314
      23          0.1535           48         0.4989          73          4.7329           98         83.3333
      24          0.1501           49         0.5399          74          5.2401           99         83.3333
                                                                                          100+        83.3333

Rates shown are based on the Commissioner's Male 1980 Standard Ordinary Mortality Table, Age Last Birthday. These rates are based on the Insured's attained age as of each Contract Anniversary and do not change during a Contract Year.

         TABLE OF GUARANTEED MONTHLY MAXIMUM COST OF INSURANCE RATES
                                  PER $1,000

                                               FEMALE - STANDARD RISK CLASS

  Attained       Monthly         Attained        Monthly         Attained        Monthly         Attained        Monthly
    Age            Rate            Age             Rate            Age             Rate            Age             Rate
   ----            ----           ----             ----           ----             ----            ---             ----
    0            0.1568            25             0.0976           50             0.4285            75            3.4445
    1            0.0700            26             0.1001           51             0.4595            76            3.8688
    2            0.0667            27             0.1034           52             0.4947            77            4.3247
    3            0.0650            28             0.1067           53             0.5332            78            4.8190
    4            0.0642            29             0.1101           54             0.5726            79            5.3700
    5            0.0625            30             0.1142           55             0.6129            80            5.9999
    6            0.0609            31             0.1184           56             0.6523            81            6.7294
    7            0.0592            32             0.1226           57             0.6901            82            7.5789
    8            0.0584            33             0.1284           58             0.7279            83            8.5491
    9            0.0575            34             0.1343           59             0.7699            84            9.6289
    10           0.0567            35             0.1418           60             0.8204            85           10.8111
    11           0.0584            36             0.1518           61             0.8826            86           12.0908
    12           0.0609            37             0.1635           62             0.9626            87           13.4694
    13           0.0642            38             0.1777           63             1.0586            88           14.9520
    14           0.0684            39             0.1935           64             1.1675            89           16.5557
    15           0.0725            40             0.2111           65             1.2832            90           18.3060
    16           0.0767            41             0.2295           66             1.4033            91           20.2498
    17           0.0800            42             0.2487           67             1.5235            92           22.4699
    18           0.0834            43             0.2671           68             1.6473            93           25.1552
    19           0.0859            44             0.2871           69             1.7866            94           28.7360
    20           0.0884            45             0.3072           70             1.9508            95           34.1581
    21           0.0900            46             0.3273           71             2.1528            96           43.5428
    22           0.0917            47             0.3498           72             2.4040            97           62.1940
    23           0.0934            48             0.3741           73             2.7057            98           83.3333
    24           0.0959            49             0.4000           74             3.0550            99           83.3333
                                                                                                   100+          83.3333

Rates shown are based on the Commissioner's Female 1980 Standard Ordinary
Mortality Table, Age Last Birthday.   These rates are based on the Insured's
attained age as of each Contract Anniversary and do not change during a Contract Year.

                  TABLE OF MINIMUM DEATH BENEFIT PERCENTAGES


                      Minimum                               Minimum                             Minimum
 Attained            Death Benefit        Attained        Death Benefit     Attained          Death Benefit
   Age                 Percentage           Age            Percentage          Age              Percentage
   ---                 ----------           ---            ----------          ---              ----------
  0-40                  250%                  60             130%              80                  105%
    41                  243%                  61             128%              81                  105%
    42                  236%                  62             126%              82                  105%
    43                  229%                  63             124%              83                  105%
    44                  222%                  64             122%              84                  105%
    45                  215%                  65             120%              85                  105%
    46                  209%                  66             119%              86                  105%
    47                  203%                  67             118%              87                  105%
    48                  197%                  68             117%              88                  105%
    49                  191%                  69             116%              89                  105%
    50                  185%                  70             115%              90                  105%
    51                  178%                  71             113%              91                  104%
    52                  171%                  72             111%              92                  103%
    53                  164%                  73             109%              93                  102%
    54                  157%                  74             107%              94                  101%
    55                  150%                  75             105%              95                  101%
    56                  146%                  76             105%              96                  101%
    57                  142%                  77             105%              97                  101%
    58                  138%                  78             105%              98                  101%
    59                  134%                  79             105%              99                  101%
                                                                              100+                 100%

DEFINITIONS
--------------------------------------------------------------------------------

"Account Value" is the entire amount we hold under this Contract for you while this Contract is in force. It is equal to the sum of the Variable Account Value, the Fixed Account Value and the Loan Account Value.

"Accumulation Unit" is the unit of measure we use to keep track of the value of each Variable Sub-Account.

"Attained Age" is the Issue Age plus the number of full years since the Contract Date.

"Beneficiary" is the person or persons to whom we pay the Death Proceeds when the Insured dies.

"Contract Date" is the date from which Contract Anniversaries and Contract Years are measured. The Contract Date may or may not be the same as the Issue Date and is shown in the Schedule. While this Contract is in force, every anniversary of the Contract Date is a Contract Anniversary, and each and every consecutive twelve-month period beginning on the Contract Date and each Contract Anniversary is a Contract Year.

"Contingent Beneficiary" is the person that becomes the Beneficiary if the named Beneficiary dies before the Insured.

"Contingent Owner" is the person that becomes the Owner if the named Owner dies before the Insured.

"Customer Service Center" is where we provide service to you. The mailing address and telephone number of the Customer Service Center are shown on the first page of this Contract.

"Death Proceeds" is the amount of money that we will pay the Beneficiary if the Insured dies while this Contract is in force.

"Debt" is the sum of all outstanding loans plus accrued interest under this Contract.

"Excess Withdrawal" is a withdrawal of Account Value that exceeds the Free Withdrawal Amount.

"Expiry Date" is the last day in a Guarantee Period.

"Fixed Account" is a separate investment account of ours into which purchase payments may be invested or Account Value may be transferred.

"Fixed Account Value" is the sum of the value of each Fixed Sub-Account on any particular day.

A "Fixed Sub-Account" is established when purchase payments are invested or amounts are transferred to the Fixed Account. The value of each Fixed Sub-Account is equal to the amount invested, increased by interest and reduced by any withdrawals, loans or transfers from, or charges assessed against the Fixed Sub-Account.

"Free Withdrawal Amount" is the maximum amount that can be withdrawn in a Contract Year without being subject to a surrender charge. This amount is described in the Schedule.

"General Account" consists of all our assets other than those held in any separate investment accounts.

"Guaranteed Interest Rate" is the effective annual interest rate we will credit for a specified Guarantee Period. The Guaranteed Interest Rate will never be less than the minimum shown in the Schedule.

"Guarantee Period" is a period of years for which a specified effective annual interest rate is guaranteed by us. Interest is credited daily at a rate to yield the declared annual Guaranteed Interest Rate.

"Home Office" is our main office. The mailing address is shown on the first page of this Contract.

"Income Unit" is the unit of measure we use to calculate the amount of payments under the Variable Payment Settlement Option.

"Insurance Amount" is a dollar amount used to determine the death benefit of this Contract. It is shown in the Schedule.

"Insured" is the person named in the application whose life is covered by this Contract The Insured is shown in the Schedule.

"Issue Age" is the Insured's age on the last birthday on or before the Contract Date. It is shown in the Schedule.

"Issue Date" is the date this Contract is issued at our Customer Service Center. It is shown in the Schedule.

"Loan Account" is an account in our General Account, established for any amounts transferred from the Sub-Accounts as a result of a loan. The Loan Account credits a fixed rate of interest, the Loan Credited Rate, that is not based on the investment experience of the Variable Sub-Account or the Guaranteed Interest Rates applicable to the Fixed Sub-Accounts of the Fixed Account. The Loan Credited Rate is shown in the Schedule.

"Loan Account Value" is the amount of all loans under this Contract that have not been repaid, adjusted for interest we credit to the Loan Account at the Loan Credited Rate and for any due and unpaid loan interest we charge at the Loan Interest Rate. The Loan Interest Rate is shown in the Schedule.

"Market Value Adjustment" is a positive or negative adjustment that may apply to surrender, withdrawals, loans, or transfers from a Fixed Sub-Account before the end of a Guarantee Period.

"Monthly Processing Date" is the day of each month that the Monthly Deduction Amount is deducted from the Account Value of this Contract. Monthly Processing Dates are the Contract Date and the same day of each month thereafter. If there is no such date in a particular month, the Monthly Processing Date will be the last day of that month. If a Monthly Processing Date is not a Valuation Date, the Monthly Processing Date will be the next Valuation Date.

"Net Asset Value" is the price of one share of an investment portfolio.

"Payee" is the natural person receiving payments under a Settlement Option.

"Satisfactory Notice" is a notice or request authorized by you, in a form satisfactory to us, received at our Customer Service Center.

"Sub-Account" includes both Variable Sub-Accounts and Fixed Sub-Accounts, unless the context indicates otherwise.

"Surrender Value" is the amount you receive upon surrender of this Contract. It is your Account Value, plus or minus any applicable Market Value Adjustment, and less any applicable surrender charges or other charges shown in the Schedule that are due us but not yet deducted, less any Debt.

"Valuation Date" is the date at the end of a Valuation Period when each Variable Sub-Account is valued.

"Valuation Period" is the period between one calculation of an Accumulation Unit value and the next calculation. Normally, we calculate Accumulation Units daily when the New York Stock Exchange is open for trading. We can delay this calculation if the Securities and Exchange Commission (SEC) permits the delay. We may change when we calculate the Accumulation Unit value, subject to any required regulatory approvals, by giving you 30 days notice, or such notice as may be required by law.

"Variable Account" is a separate investment account of ours into which purchase payments may be invested or Account Value may be transferred. The Variable Account is shown in the Schedule.

"Variable Account Value" is the sum of the value of each Variable Sub-Account on a Valuation Date.

"Variable Sub-Account" is a division of the Variable Account that invests in shares of a particular investment portfolio. The value of a Variable Sub-Account is determined by multiplying (a) times (b) where:

     (a) equals the number of Accumulation Units held in the Variable Sub-Account; and

     (b) equals the value of the Accumulation Unit for the Variable Sub-Account.

"We", "us" or "our" is Sage Life Assurance of America, Inc.

"You" or "your" is the Owner of this Contract. Your name appears in the Schedule. You are entitled to exercise all rights under this Contract. However, if you designate an irrevocable beneficiary, you may need that beneficiary's consent before you exercise your rights under this Contract.

MAKING PURCHASE PAYMENTS
-------------------------------------------------------------------------------

Initial Purchase Payment - You must make the initial purchase payment in order to put this Contract in force. The amount of your initial purchase payment is shown in the Schedule.

Additional Purchase Payments - Subject to our acceptance and the limits described in the Schedule, additional purchase payments may be made at any time while this Contract is in force. All purchase payments after the first are payable at our Customer Service Center.

If additional purchase payments are accepted, they may increase the death benefit. We reserve the right to require satisfactory evidence of insurability before accepting any additional purchase payment that increases the death benefit by more than it increases the Account Value.

Unless specified otherwise, all payments received while a loan is outstanding, will first be considered as a payment of any loan interest, next as a loan repayment, and last as an additional purchase payment to this Contract.

Allocation of Purchase Payments Among the Fixed and Variable Accounts - Subject to limits described in the Schedule, you tell us how to allocate your purchase payments by notifying us of your choices. You specified how to allocate your initial purchase payment in your application for this Contract. Initial purchase payments allocated to the Fixed Account will be invested in Fixed Sub-Accounts with the Guarantee Periods that you specified in your application. We may, however, require that an initial purchase payment allocated to a Variable Sub-Account be invested in the Designated Sub-Account shown in the Schedule during the Free-Look Period. At the end of the Free-Look Period, if your initial purchase payment was allocated to the Designated Sub-Account by us, we will transfer the value of that Designated Sub-Account to the Sub-Account(s) you specified in your application. For the purpose of processing transfers from the Designated Sub-Account, the Free-Look Period will be assumed to end 15 days after the Contract Date.

If you do not tell us how to allocate any additional purchase payments, they will be allocated in the same manner as your most recent purchase payment.

Grace Period - If the Surrender Value on a Monthly Processing Date is not sufficient to cover the Monthly Deduction Amount, a grace period of 61 days will be allowed for you to pay an amount sufficient to cover the Monthly Deduction Amount due. We will send you a notice at the start of the Grace Period at your last known address. The Grace Period will end 61 days after we mail you the notice.

If you do not make the necessary payment by the end of the Grace Period, this Contract will terminate without value. Subject to the terms and conditions of this Contract, if the Insured dies during the Grace Period, we will pay the Death Proceeds.

Reinstatement - If the Grace Period has ended and you have not paid the required purchase payment and have not surrendered this Contract for its Surrender Value, you may be able to reinstate this Contract. To do so you must:

     1. submit a written request for reinstatement within 3 years after the end of the Grace Period;

     2.  provide evidence of insurability satisfactory to us;

     3. pay an additional purchase payment equal to at least the minimum reinstatement payment shown in the Schedule; and

     4. repay or reinstate any Debt against this Contract that existed at the end of the Grace Period.

The effective date of a reinstated Contract will be the Monthly Processing Date on or next following the date we approve your application for reinstatement and receive the necessary purchase payment.

If your Contract is reinstated, the Account Value on the date of reinstatement will be the amount provided by the purchase payment paid. Any applicable charges will be based on the length of time from the Contract Date to the effective date of the reinstatement. Unless you have provided otherwise, the allocation of the Account Value will be based on the allocation instructions in effect at the start of the Grace Period.

ACCOUNT VALUE
------------------------------------------------------------------------------

The Account Value is the entire amount we hold under this Contract for you. It is equal to the sum of the Variable Account Value, the Fixed Account Value and the Loan Account Value.

Variable Account Value - On the Contract Date the Variable Account Value for a Sub-Account is equal to the portion of the initial purchase payment allocated to the Sub-Account. On each subsequent Valuation Date, it is equal to (a) + (b) -
(c) - (d) - (e), where:

     (a) is the Variable Account Value in the Sub-Account on the preceding Valuation Date multiplied by its net investment factor for the current Valuation Period;

     (b) is the amount of any allocation or transfer to the Sub-Account during the current Valuation Period;

     (c) is the amount of any transfer from the Sub-Account during the current Valuation Period;

     (d) is the amount of any charges allocated to the Sub-Account during the current Valuation Period; and

     (e) is the amount of any withdrawal or loan allocated to the Sub-Account during the current Valuation Period.

Fixed Account Value - On the Contract Date the Fixed Account Value for a Sub-Account is equal to the portion of the initial purchase payment allocated to the Sub-Account. On each subsequent Valuation Date, it is equal to (a) + (b) - (c)-
(d) - (e), where:

     (a) is the Fixed Account Value in the Sub-Account on the preceding Valuation Date multiplied by the daily equivalent of its Guaranteed Interest Rate earned for the number of days in the current Valuation Period;

     (b) is the amount of any allocation or transfer to the Sub-Account during the current Valuation Period;

     (c) is the amount of any transfer from the Sub-Account during the current Valuation Period;

     (d) is the amount of any charges allocated to the Sub-Account during the current Valuation Period; and

     (e) is the amount of any withdrawal or loan allocated to the Sub-Account during the current Valuation Period.

The Fixed Account Value is also adjusted for any Market Value Adjustment you incur that results from a transaction in (b), (c) or (e).

Loan Account Value - Unless you take a loan, the Loan Account Value is zero. (Amounts you take as a loan are sometimes referred to in this Contract as amounts you "borrow".) If you take a loan, then on the effective date of the loan the Loan Account Value is equal to the amount of the loan. On each subsequent Valuation Date, it is equal to (a) + (b) + (c) - (d) - (e), where:

     (a)  is the Loan Account Value on the preceding Valuation Date;

     (b) is the amount of interest earned (at the Loan Credited Rate shown in the Schedule) on item (a) during the current Valuation Period;

     (c) is any amounts transferred to the Loan Account because of any additional loans and any due and unpaid loan interest during the current Valuation Period;

     (d) is the amount of any loan repayment you make during the current Valuation Period; and

     (e) is any amount of interest earned on item (a) and transferred to the Sub-Accounts during the current Valuation Period.

VARIABLE ACCOUNT
-------------------------------------------------------------------------------

Variable Account - A variable account is an investment account we maintain separate from our General Account and any other separate investment accounts we may have. We own the assets in a variable account. A variable account will not be charged with liabilities that arise from any other business that we conduct. We may transfer to our General Account assets that exceed the reserves and other liabilities of a variable account.

A variable account may invest in mutual funds, unit investment trusts and other investment portfolios. Such a variable account is treated as a unit investment trust under Federal securities laws and is registered with the SEC under the Investment Company Act of 1940.

Subject to regulatory approval, we may offer certain series or variable accounts that may not be registered with the SEC under the Securities Act of 1933. Any such series or variable account, if offered, will be described in the applicable offering document.

The Variable Account for this Contract is shown in the Schedule. The laws of our state of domicile govern this Variable Account.

Variable Sub-Accounts - A unit investment trust variable account includes variable sub-accounts, each investing in a designated investment portfolio. The sub-accounts and the investment portfolios in which they invest are specified in the prospectus or offering document. Income, gains or losses, realized and unrealized from assets in each variable sub-account are credited to or charged against that variable sub-account without regard to other income, gains or losses in the other sub-accounts or our other income, gains or losses.

Changes Within the Variable Account - We may, from time to time, make additional Variable Sub-Accounts available to you. These Sub-Accounts will invest in investment portfolios we find suitable for the Contract. We also have the right to eliminate Sub-Accounts, to combine two or more Sub-Accounts or to substitute a new investment portfolio for the portfolio in which a Sub-Account invests. Such an action may become necessary if, in our judgment, a portfolio or Sub-Account no longer suits the purposes of the Contract. This may happen due to a change in laws or regulations, or a change in a portfolio's or Sub-Account's investment objectives or restrictions, or because the portfolio or Sub-Account is no longer available for investment, or for some other reason. We will get prior approval from the insurance department of our state of domicile before taking such action. If required, this approval process will be on file with the insurance department of the jurisdiction in which the Contract is delivered. We will also get any required approval from the SEC and any other required approvals before taking such an action.

Subject to any required regulatory approvals, we reserve the right to transfer assets of the Variable Sub-Accounts that we determine to be associated with the class of Contracts to which the Contract belongs, to another variable account or variable sub-account.

When permitted by law, we reserve the right to:

     1.  Deregister the Variable Account under the Investment Company Act of
         1940;

     2. Operate the Variable Account as a management company under the Investment Company Act of 1940, if it is operating as a unit investment trust;

     3. Operate the Variable Account as a unit investment trust under the Investment Company Act of 1940, if it is operating as a Managed Separate Account;

     4. Restrict or eliminate any voting rights of Owners, or other persons who have voting rights as to the Variable Account;

     5.  Combine the Variable Account with other separate investment accounts;
         and

     6.  Combine a Variable Sub-Account with another Variable Sub-Account.

If any actions we take result in a material change in the underlying investments of a Variable Sub-Account in which you are invested, we will notify you of the change. You may then choose a new Sub-Account.

Accumulation Units - We keep track of the value of each of your Variable Sub-Accounts by the number of Accumulation Units in that Sub-Account. Accumulation Units are credited to a Sub-Account when a purchase payment is allocated to that Sub-Account or when an amount is transferred to that Sub-Account. Accumulation Units will be canceled from a Sub-Account when amounts are transferred from a Sub-Account or on payment of death proceeds, a withdrawal, a loan, a surrender, or assessment of charges shown in the Schedule (other than the variable sub-account charges). The number of Accumulation Units credited to or canceled from a Sub-Account in a transaction is determined by dividing (a) by (b) where:

     (a) is the dollar amount of the transaction; and

     (b) is the value of the Accumulation Unit for that Sub-Account for the Valuation Date for that transaction.

Value of Accumulation Units - The Accumulation Unit value for any Valuation Period is determined by multiplying (a) by (b) where:

     (a) is the Accumulation Unit value for the immediately preceding Valuation Period; and

     (b) is the "net investment factor" for the Variable Sub-Account for the Valuation Period for which the value is being determined.

The value of an Accumulation Unit may increase, decrease or remain the same from one Valuation Period to the next.

Net Investment Factor - The net investment factor for a Variable Sub-Account is an index that measures the investment performance of that Sub-Account from one Valuation Period to the next. The net investment factor for any Valuation Period is determined by dividing (a) by (b) and then subtracting (c) where:

     (a) is the net result of:

         (i) the Net Asset Value per share of the investment portfolio share in which the Sub-Account invests determined at the end of the current Valuation Period; plus

         (ii) the per share amount of any dividend or capital gains distribution made by that investment portfolio on shares held in the Sub-Account if the "ex-dividend" date occurs during the current Valuation Period; and plus or minus

         (iii) a per share charge or credit for any taxes reserved for, which is determined by us to have resulted from the operations of that Sub-Account;

     (b) is the Net Asset Value per share of the investment portfolio share in which the Sub-Account invests determined at the end of the immediately preceding Valuation Period; and

     (c) is the daily variable sub-account charges shown in the Schedule (adjusted for the number of days in the Valuation Period).

The net investment factor may be more or less than, or equal to, one.

FIXED ACCOUNT
------------------------------------------------------------------------------

Fixed Account - The Fixed Account is a separate investment account under state insurance law. It is maintained separate from our General Account and separate from any other separate investment account that we may have. We own the assets in the Fixed Account. Notwithstanding the foregoing, our obligations under (and the values and benefits under) the Fixed Account option of this Contract do not vary as a function of the investment performance of the Fixed Account. Owners and Beneficiaries with rights under this Contract do not participate in the investment gains or losses of the assets of the Fixed Account. Such gains or losses accrue solely to us. We retain the risk that the value of the assets in the Fixed Account may fall below the reserves and other liabilities that we must maintain in connection with our obligations under the Fixed Account option of this Contract. In such event, we will transfer assets from our General Account to the Fixed Account to make up the difference. The Fixed Account will not be charged with liabilities that arise from any other business that we conduct. We may transfer to our General Account assets that exceed the reserves and other liabilities of the Fixed Account. The Fixed Account is not required to be registered with the SEC as an investment company under the Investment Company Act of 1940.

Fixed Sub-Account - We will establish a separate Fixed Sub-Account for you each time you allocate amounts to the Fixed Account. Amounts invested in these Fixed Sub-Accounts earn interest at the Guaranteed Interest Rate in effect on the date the amounts are allocated.

Guarantee Periods - Each Fixed Sub-Account is guaranteed an interest rate for a period we refer to as a Guarantee Period. The Guaranteed Interest Rate for a Fixed Sub-Account is effective for the entire Guarantee Period. The length of a Guarantee Period is measured from the end of the calendar month in which the amount is allocated to the Fixed Sub-Account. The last day of the Guarantee Period is its Expiry Date. Surrender, or withdrawals, or transfers, or loans from all or part of a Fixed Sub-Account made prior to the Expiry Date of a Guarantee Period may be subject to a Market Value Adjustment.

We will notify you at least thirty days prior to an Expiry Date of your options for renewal, which include:

     1.  electing a new Guarantee Period from among those then offered by us; or

     2. transferring the value of the Fixed Sub-Account to one or more Variable Sub-Accounts.

If we do not receive Satisfactory Notice prior to the Expiry Date, we will transfer the value of the expiring Fixed Sub-Account to a Fixed Sub-Account with the same Guarantee Period, but not longer than 5 years. The transfer will be effective as of the Expiry Date of the previous Guarantee Period.

Guaranteed Interest Rates - Periodically, we will declare Guaranteed Interest Rates for then available Guarantee Periods. These rates will be guaranteed for the duration of the respective Guarantee Periods. Guaranteed Interest Rates will never be less than the Minimum Guaranteed Interest Rate shown in the Schedule.

Market Value Adjustment - A Market Value Adjustment may be applied to surrender, withdrawals, transfers or loans when taken from a Fixed Sub-Account other than during the thirty-day period prior to its Expiry Date. A Market Value Adjustment is applied separately to each Fixed Sub-Account.

A Market Value Adjustment is determined by multiplying the amount surrendered, withdrawn, transferred or borrowed by the greater of (a) or (b) where:

                    (a) is [(1+I)/(1+J+.0025)]/N/365/ ___  1; and

                    (b) is [(1.03)/(1+K)]/[(G-N)/365]/___   1

Where:

     . I is the Index Rate for a maturity equal to the Fixed Sub-Account's Guarantee Period;

     . J is the Index Rate for a maturity equal to the time remaining (rounded up to the next full year) in the Fixed Sub-Account's Guarantee Period;

     .  K is the Guaranteed Interest Rate for the Guarantee Period

     . N is the remaining number of days in the Guarantee Period at the time of calculation; and

     .  G is the initial number of days in the Guarantee Period

If there is no Index Rate for the maturity needed to calculate I or J, straight line interpolation between the Index Rate of the next highest and next lowest maturities will be used to determine that Index Rate. If the maturity is one year or less, we will use the Index Rate for a one-year maturity.

Market Value Adjustments will be applied as follows:

     1. For a surrender, withdrawal, transfer or loan, the Market Value Adjustment will be calculated on the total amount that must be surrendered, withdrawn, transferred or borrowed in order to provide the amount requested.

     2. If the Market Value Adjustment is negative, it is deducted from any remaining value in the Fixed Sub-Account or amount surrendered. Any remaining Market Value Adjustment is deducted from the amount withdrawn, transferred or borrowed.

     3. If the Market Value Adjustment is positive, it is added to any remaining value in the Fixed Sub-Account or amount surrendered. If the full amount of the Fixed Sub-Account is withdrawn, transferred or borrowed, the Market Value Adjustment is added to the amount withdrawn, transferred or borrowed.

TRANSFERS AMONG ACCOUNTS
------------------------------------------------------------------------------

While this Contract is in force, you may transfer your Account Value among Sub-Accounts. Certain restrictions may apply during the Free-Look Period. To make a transfer, you must give us Satisfactory Notice. Transfers generally take effect on the Valuation Date we receive the notice. The number of free transfers that we allow each Contract Year is shown in the Charges section of the Schedule. Restrictions for transfers are shown in the Schedule. A transfer from a Fixed Sub-Account may be subject to a Market Value Adjustment.

SURRENDERING, OR WITHDRAWING PART OF YOUR ACCOUNT VALUE
-----------------------------------------------------------------------------

While this Contract is in force, you may withdraw all or part of your Account Value by giving us Satisfactory Notice. The minimum withdrawal is shown in the Schedule.

When a partial withdrawal is made, we will reduce the Account Value by the amount of the partial withdrawal. We will also reduce the Insurance Amount in proportion to the reduction in the Account Value that results from the partial withdrawal (including any associated surrender charge and Market Value Adjustment incurred).

If you request a surrender, we will terminate your Contract and pay you the Surrender Value. This amount may also be applied to a Settlement Option, subject to any restrictions described in this Contract. Unless specified otherwise, we will make partial withdrawals as described in the Schedule. Surrender and withdrawals generally take effect on the date we receive Satisfactory Notice.

If you make a withdrawal from your Contract in excess of the Free Withdrawal Amount described in the Schedule, a surrender charge may be assessed. Surrender charges are described in the Schedule. A withdrawal from the Fixed Account may also be subject to a Market Value Adjustment.

Excess Withdrawals - If a partial withdrawal is made for an amount greater than the Free Withdrawal Amount, a surrender charge may be applicable. For purposes of calculating the surrender charge only, purchase payments will be liquidated in whole or in part on a "first-in-first-out-basis." This means we liquidate purchase payments in the order they were made: the oldest unliquidated purchase payment first, the next oldest unliquidated purchase payment second, etc. until all purchase payments have been liquidated.

The surrender charge as to any liquidated purchase payment is determined by multiplying the amount of the purchase payment being liquidated by the applicable percentage shown in the Schedule. The total surrender charge will be the sum of the surrender charges for each purchase payment being liquidated.

In a partial withdrawal, the surrender charge is deducted from the Account Value remaining after you are paid the amount requested. The amount requested from a Sub-Account may not exceed the value of that Sub-Account less any applicable surrender charge. In a complete withdrawal (or surrender of this Contract), it is deducted from the amount otherwise payable.

BORROWING PART OF YOUR ACCOUNT VALUE
-------------------------------------------------------------------------------

While this Contract is in force and after the Free-Look Period, you may request a loan by giving us Satisfactory Notice. Unless specified otherwise, an amount equal to the loan will be transferred from the Sub-Accounts to the Loan Account in proportion to the Account Value in each Sub-Account in which you are invested as of the date we process the loan. This Contract will be the only security we require for the loan. The minimum loan amount is also shown in the Schedule. A loan may be a taxable event and may affect the amount of the Death Proceeds payable under this Contract.

Maximum Loanable Value - The maximum loanable value is shown in the Schedule. The amount of the loan and all existing loans may not be more than the maximum loanable value as of the loan date. The loan date is the date we process the loan.

If on any Valuation Date where there is Debt outstanding and the Surrender Value is negative, we will send you an overloan notice at your last known address.
You will then have 61 days from the date we send the notice to avoid termination by paying us at least the minimum repayment amount listed in the notice.

Loan Repayment - All or part of a loan may be repaid to us at any time while this Contract is in force during the Insured's lifetime. The minimum loan repayment amount is shown in the Schedule. If the Grace Period has expired and this Contract has terminated, any Debt that exists at the end of the Grace Period may not be repaid unless the Contract is reinstated.

Unless specified otherwise, an amount equivalent to a loan repayment will be transferred from the Loan Account to the Sub-Accounts in proportion to the Account Value in each Sub-Account in which you are invested.

Loan Interest - Interest on the loan accrues daily at the Loan Interest Rate shown in the Schedule. It is due on each Contract Anniversary. If loan interest is not paid when due, the difference between the Loan Account and Debt will be transferred from the Sub-Accounts to the Loan Account in proportion to the Account Value in each Sub-Account in which you are invested.

Effects of a Loan - A loan will be transferred from the Sub-Accounts to the Loan Account. Any loan interest that becomes due and is not paid will also be so transferred. A repayment or loan interest payment will be transferred from the Loan Account into the Sub-Accounts. Amounts transferred to the Loan Account will earn interest daily at the Loan Credited Rate shown in the Schedule from the date of transfer.

Since the amount you borrow is transferred from the Sub-Accounts, a loan whether or not repaid, will have a permanent effect on the Surrender Value and may have a permanent effect on the death benefit. The effect may be favorable or unfavorable. This is true whether you repay the loan or not. If not repaid, the loan will reduce the amount of Death Proceeds.

CHARGES
-------------------------------------------------------------------------------

Monthly Deduction Amount - The Monthly Deduction Amount is deducted on each Monthly Processing Date. It is equal to (a) + (b) + (c) + (d), where:

     (a)  is the cost of insurance charge described below;

     (b)  is the asset-based charges described in the Schedule;

     (c) is the cost of any riders for which a separate charge is shown in the Schedule; and

     (d)  is any other applicable charge shown in the Schedule.

Monthly Deduction Amount on a Contract Anniversary - On a Monthly Processing Date that is also a Contract Anniversary, the Monthly Deduction Amount is equal to (a) + (b), where:

     (a)  is the Monthly Deduction Amount as described above; and

     (b)  is the administration charge shown in the Schedule.

Cost of Insurance Charge - The maximum monthly cost of insurance charge is equal to (a) times (b) and then divided by (c), where:

     (a) is the Maximum Cost of Insurance Rate per $1,000 shown in the Table in the Schedule;

     (b)  is an amount equal to the death benefit minus the Account Value; and

     (c)  is $1,000.

The actual monthly cost of insurance charge may be less than, but never more than, the maximum monthly cost of insurance charge.

OWNER AND BENEFICIARY
--------------------------------------------------------------------------------

The Owner - You are the Owner of this Contract. You are also the Insured unless another Insured has been named in the application and is shown in the Schedule. You have the rights and options described in this Contract while the Insured is living and this Contract is in force. One or more people may own this Contract.

The Beneficiary - We pay the Death Proceeds to the primary Beneficiary. If the primary Beneficiary dies before the Insured, we pay the Death Proceeds to the Contingent Beneficiary, if any. If there is no surviving Beneficiary, we pay the Death Proceeds to the Owner's estate.

One or more persons may be named as primary Beneficiary or Contingent Beneficiary. We will assume any Death Proceeds are to be paid in equal shares to the multiple surviving Beneficiaries, unless you specify otherwise.

You have the right to change Beneficiaries. However, if you designate the primary Beneficiary as irrevocable, you may need the consent of that Beneficiary to exercise the rights and options under this Contract.

Change of Owner or Beneficiary - During your lifetime and while this Contract is in force you can transfer ownership of this Contract or change the Beneficiary. To make any of these changes, you must send us Satisfactory Notice. If accepted, any change in Owner or Beneficiary will take effect on the date you signed the notice. Any of these changes will not affect any payment made or action taken by us before our acceptance. A change of Owner may be a taxable event.

DEATH PROCEEDS
--------------------------------------------------------------------------------

Death Benefit - If the Insured dies while this Contract is in force, the death benefit will be the greater of (a) or (b), where:

     (a)  is the Insurance Amount on the date of death; and

     (b)  is the Minimum Death Benefit on the date of death.

However, if the state in which this Contract is issued does not allow us to deduct a cost of insurance charge on or after the Contract Anniversary when the Insured reaches age 100, the death benefit thereafter will be limited to (b) above.

Minimum Death Benefit - To ensure that this Contract continues to qualify as life insurance under the Internal Revenue Code of 1986, as amended (the "Code"), we will also calculate a Minimum Death Benefit for each Valuation Date. The Minimum Death Benefit on the Valuation Date is equal to (a) times (b), where:

     (a) is the Account Value plus any positive Market Value Adjustment on the Valuation Date; and

     (b) is the Minimum Death Benefit Percentage shown in the Table in the Schedule.

Death Proceeds - The actual amount payable to the Beneficiary if the Insured dies while this Contract is in force is called the Death Proceeds. The Death Proceeds are equal to (a) + (b) - (c) - (d) -(e), where:

     (a)  is the death benefit described above;

     (b) is any insurance on the Insured's life that may be provided by riders to this Contract;

     (c)  is any Debt;

     (d) is any due and unpaid Monthly Deduction Amount accruing during the Grace Period; and

     (e) is any Contract values previously paid pursuant to any riders attached to this Contract.

We will pay the Death Proceeds to the Beneficiary after we receive satisfactory proof of death. The Death Proceeds will be adjusted under certain conditions. Refer to the Incontestability, Suicide, and Misstatement of Age or Sex provisions.

You may choose to have the Death Proceeds paid in one sum, in which case this Contract will terminate, or under a Settlement Option. If you have not made a choice before the Insured dies, the Beneficiary may make this choice. Unless you or the Beneficiary specify otherwise, we reserve the right to pay the Death Proceeds in one sum within 90 days after we receive satisfactory proof of death.

Proof of Death - Satisfactory proof of death must be received at our Customer Service Center before we will pay any Death Proceeds. We will accept one of the following items:

     1.  An original certified copy of an official death Contract, or

     2. An original certified copy of a decree of a court of competent jurisdiction as to the finding of death, or

     3.  Any other proof satisfactory to us.

Insurance Amount Increases - Payment of additional purchase payments may require us to increase the Insurance Amount so that this Contract continues to qualify as life insurance under the Code. We reserve the right to require satisfactory evidence of insurability for any increase in the Insurance Amount. In addition, we reserve the right to require that your risk class be identical to that on the Contract Date.

GENERAL PROVISIONS
------------------------------------------------------------------------------

Application - All statements made in an application for this Contract are considered representations and not warranties. We have issued this Contract based on the statements made in any such application and we rely on such statements to be true and complete. No such statement will be used to void the coverage under this Contract or to deny a claim unless that statement is a material misrepresentation.

Assignment - You may assign this Contract at any time while the Insured is living and this Contract is in force. No assignment will be binding on us unless we receive Satisfactory Notice. We will not be liable for any payments made or actions we take before we accept the assignment. An absolute assignment will revoke the interest of any revocable Beneficiary. We will not be responsible for the validity of any assignment. An assignment may be a taxable event.

Claims of Creditors - To the extent permitted by law, no benefits payable under this Contract will be subject to the claims of creditors.

Entire Contract - This Contract including any attached riders, endorsements, amendments and the initial and any subsequent applications for a change in coverage attached to this Contract constitutes the entire contract between you and us.

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Misstatement and Proof of Age or Sex - If the age or sex of the Insured has been misstated, the benefits under this Contract will be those which the initial purchase payment and any additional purchase payments would have provided for the correct age and sex.

No Dividends Payable - This Contract is non-participating and does not share in any distribution of our surplus. We will not pay any dividends.

Incontestability - We will not contest the payment of the Death Proceeds based upon the initial purchase payment after this Contract has been in force during the Insured's lifetime for two years from the Issue Date.

For any increase in Insurance Amount requiring evidence of insurability, we will not contest payment of the Death Proceeds based on such an increase after it has been in force during the Insured's lifetime for two years from its effective date.

Suicide - If the Insured dies by suicide, while sane or insane, within two years from the Issue Date, we will not pay the Death Proceeds normally payable on the Insured's death. Instead, we will limit the death benefit to the Account Value as of the date we receive proof of death, and Death Proceeds will otherwise be calculated in the usual manner.

If the Insured dies by suicide, while sane or insane, within two years of any date we receive and accept an additional purchase payment, any amount of death benefit that would not be payable except for the fact that the additional purchase payment was made will be limited to the amount of such payment.

Required Reports - We will furnish a report to you as often as required by law, but at least once in each Contract Year that this Contract is in force. The report will show the number of Accumulation Units credited to each Variable Sub-Account in which you are invested and the corresponding Accumulation Unit value as of the date of the report. It will also show your Fixed Account Value. The report will also include any other information required by the laws and regulations of the jurisdiction in which this Contract is delivered.

Changes in Contract Cost Factors - Changes in cost of insurance rates, credited interest rates, or other Contract expense charges will be applied on a uniform basis for insureds of the same sex, attained age and risk class whose Contracts have been in force for the same length of time. Changes in these nonguaranteed elements will be based on changes in future expectations for factors such as investment earnings, mortality, persistency, expenses and taxes. Any changes will be determined in accordance with the procedures on file, if required, with the insurance regulator in the state in which this Contract was delivered.

Taxes Based Upon Value - If there is a law or change in law assessing taxes against us based upon the value of this Contract, we reserve the right to charge you and all similarly situated Owners proportionately for that tax. This would include a tax based upon our realized net capital gains in the Variable Sub-Accounts and on earnings in the Fixed Account, on which we are not currently taxed.

Payments We May Defer - We may not be able to determine the value of the assets of the Variable Sub-Accounts because:

     1. The New York Stock Exchange is closed for trading, or trading on the New York Stock Exchange is restricted;

     2.  The SEC determines that a state of emergency exists; or

     3. An order or pronouncement of the SEC permits a delay for the protection of Owners.

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If this happens, we may delay:

     1.   Determination and payment of the Surrender Value or any withdrawal;

     2.   Determination and payment of any death benefit;

     3.   Transfers of the Account Value; or

     4.   Granting of any loan.

We reserve the right to delay payment or transfer of amounts from the Fixed Account for up to six months, except to pay premiums on policies with us. If deferred 30 days or more, the amount deferred will earn interest at a rate not less than the Minimum Deferral Interest Rate shown in the Fixed Account section of the Schedule.

We may also defer payments for any amount attributable to a purchase payment made in the form of a check for a reasonable amount of time (not to exceed 15 days) to permit the check to clear.

Authority to Make Agreements - All agreements made by us must be signed by one of our officers. No other person, can change the terms of this Contract or make any agreement binding on us.

Required Note on Our Computations - We have filed a detailed statement of our computations with the insurance supervisory official in the appropriate jurisdictions. The values are not less than those required by the law of that state or jurisdiction. Any benefit provided by an attached rider will not increase these values unless otherwise stated in that rider.

SETTLEMENT OPTIONS
------------------------------------------------------------------------------

The Surrender Value or Death Proceeds may be paid in a single sum or under one of our Settlement Options. If the amount available to apply under any Variable or Fixed Settlement Option is less than the minimum amount shown in the Schedule, we reserve the right to require that such amount be paid in a lump sum.

If at any time payments under the Settlement Option become less than the minimum payment shown in the Schedule, we reserve the right to reduce the frequency of payment to an interval that results in each payment being at least equal to the minimum payment. In no event will the interval be less frequent than annual.

At the time you elect the Settlement Option, you may also elect to have the Account Value applied to provide Variable Payments, Fixed Payments, or a combination of both. Unless you specify otherwise, we will provide either variable or fixed payments, or a combination of variable and fixed payments in proportion to the Sub-Accounts in which you are invested as of a date not more than 5 Valuation Days before the due date of the first payment.

Once payments have begun under a Settlement Option, we reserve the right to disallow further changes without our prior approval.

We may require proof of age, sex or survival of any person upon whose age, sex or survival any payments depend. If the age or sex of a Payee has been misstated, the amount payable will be the amount that the Surrender Value or Death Proceeds would have provided for the correct age and sex. If we have made incorrect payments, the amount of any underpayment will be paid immediately.
The amount of any overpayment will be deducted from future payments until the amount of the overpayment is repaid.

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VARIABLE PAYMENTS

Amount of First Variable Payment - The Settlement Option Tables shown in the Schedule are used to determine the first monthly variable payment for an assumed investment rate of 3% and 5%. The Settlement Option Tables show the dollar amount of the first monthly variable payment that can be purchased with each $1,000 applied. The assumed investment rates we currently allow are shown in the Schedule.

Value of Income Units - The Income Unit value for any Valuation Period is determined by multiplying (a) by (b), and then dividing by (c) where:

     (a)  is the Income Unit value for the immediately preceding Valuation
          Period;

     (b) is the "net investment factor" for the Variable Sub-Account for the Valuation Period for which the value is being determined; and

     (c) is the daily equivalent of the assumed investment rate for the number of days in the Valuation Period.

The value of an Income Unit may increase, decrease or remain the same from one Valuation Period to the next.

Number of Income Units - We determine the number of Income Units in each Variable Sub-Account by dividing the first monthly variable payment attributable to that Sub-Account by its Income Unit value as of a date not more than 5 Valuation Days before the due date of the first variable payment.

Amount of Second and Subsequent Variable Payments - The dollar amount of the second and subsequent variable payments may change with the investment performance of the Variable Sub-Accounts. The total amount of each variable payment will be equal to the sum of the variable payments in each Variable Sub-Account. The dollar amount of each payment for a Variable Sub-Account is determined by multiplying the number of Income Units by the Income Unit value for the Variable Sub-Account for the Valuation Period which ends on a consistently applied date not more than 5 Valuation Days before the payment is due.

We guarantee that the dollar amount of each payment after the first will not be affected by variations in our expenses or mortality experience.

Exchange of Income Units - If there is an exchange of value of a designated number of Income Units of particular Variable Sub-Accounts into other Income Units, the value will be such that the dollar amount of payment made on the date of exchange would be unaffected by the exchange.

FIXED PAYMENTS

Fixed Payments are payments that remain fixed as to dollar amount throughout the payment period. The Settlement Option Tables shown in the Schedule are used to determine the monthly fixed payment. The Settlement Option Tables show the dollar amount of the monthly fixed payment that can be purchased with each $1,000 applied.

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SETTLEMENT OPTIONS

The following list of Settlement Options or any option acceptable to us may be elected.

Option 1 - Payments for Life: Payments during the lifetime of the Payee and terminating with the last payment preceding the death of the Payee.

Option 2 - Payments for Life with 10 or 20 Years Guaranteed: Payments during the lifetime of the Payee with the guarantee that payments will be made for a minimum of 10 or 20 years, as elected. If at the death of the Payee, payments have been made for less than the guaranteed number of years elected, payments will be made to the Beneficiary for the remainder of the guaranteed number of years elected.

Option 3 - Joint and Last Survivor Payments: Payments during the joint lifetime of the Payee and a designated second person, and thereafter during the remaining lifetime of the survivor, ceasing with the last payment prior to the death of the survivor.

Option 4 - Payments for a Fixed Period: An amount payable for the number of years selected which may be from 5 to 30 years. If the Payee dies before the end of the period selected, payments will be continued to the Beneficiary for the remainder of the selected period.

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                          [LOGO OF SAGE APPEARS HERE]
                      SAGE LIFE ASSURANCE OF AMERICA,INC.
                     Member of Sage Insurance Group, Inc.


MODIFIED SINGLE PAYMENT COMBINATION FIXED AND VARIABLE LIFE INSURANCE CONTRACT
                     Limited purchase payment flexibility
   Death benefit payable at Insured's death while this Contract is in force
                               Nonparticipating